WACKENHUT CORRECTIONS CORPORATION

Filing Type:
4
Description:
Statement of Changes of Beneficial
Ownership
Filing Date:
September 4, 2001
Period End:
August 7, 2001

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Justiz, Manuel J.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   August, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned
at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End
of Month     |ect(I)|                           |
______________________________________________________________________________
Common Stock               |8/7/01|S   | |1,000             |D  |$13.9300
|0
|      |                          |
--------------------------------------------------------------------------------
-----------------------------------------------|
Common Stock               |8/7/01|M   | |2,000             |A  |$7.875
|0
|      |                          |
--------------------------------------------------------------------------------
-----------------------------------------------|
Common Stock               |8/7/01|S   | |2,000             |D  |$13.9123
|0
|      |                          |
--------------------------------------------------------------------------------
-----------------------------------------------|
Common Stock               |8/7/01|M   | |2,000             |A  |$11.95
|0
|      |                          |
--------------------------------------------------------------------------------
-----------------------------------------------|
Common Stock               |8/7/01|S   | |2,000             |D  |$13.9123
|0
|      |                          |
_____________________________________________________________________________
______________________________________________________|

Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title
and
Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title
and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_______________________________________________________________________________

Phantom Common Stock U|(1)     |     |    | |           |   |     |     |Common
Stock|       |       |5,151.44    |D  |            |
nits (1)              |        |     |    | |           |   |     |     |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |13.750  |     |    | |           |   |4/27/|4/26/|Common
Stock|       |       |1,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |95   |05   |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 22.625 |     |    | |           |   | 4/25| 4/24| Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/96  |/06  |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |16.875  |     |    | |           |   | 4/27| 4/26|Common
Stock|       |       |1,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/97  |/07  |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 26.125 |     |    | |           |   | 4/23| 4/22| Common
Stock|       |       | 2,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/98  |/08  |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 18.375 |     |    | |           |   | 5/6/| 5/5/|Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |99   |09   |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |7.8750  |8/7/01|M   | |2,000     |D  |5/4/0|5/3/1| Common
Stock|       |       |0           |   |            |
(Right to Buy)        |        |     |    | |           |   |0    |0    |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |11.95   |8/7/01|M   | |2,000     |D  |5/3/0|5/3/1| Common
Stock|       |       |0           |   |            |
(Right to Buy)        |        |     |    | |           |   |1    |1    |
|       |       |            |   |            |
________________________________________________________________________________
_______________________________________________|

Explanation of Responses:
NOTES:
(1) Adjustments for stock splits or dividends made at time of payment.

As of August 31, 2001, Manuel J. Justiz holds 8,000 stock options exercisable at various prices.

SIGNATURE OF REPORTING PERSON
/s/ Manuel J. Justiz BY: Kenneth J. Mendell
DATE
September 4, 2001